Exhibit 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Reports Results for Third Quarter 2007

Revises Guidance for Fiscal Year 2007

Announces Amendment to Revolving Credit Facility

Bensalem, Pennsylvania, May 9, 2007:

Orleans Homebuilders, Inc. (ASE:OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Greensboro and Raleigh, North Carolina; Richmond and Tidewater, Virginia; Orlando, Palm Coast and Palm Bay, Florida; Chicago, Illinois; and Phoenix, Arizona.

Financial Highlights for the Third Quarter Ended March 31, 2007:

•                  Fiscal year 2007 third quarter residential property revenue decreased 38% to $128.9 million (304 homes) compared with $207.8 million (504 homes) for the prior year period.

•                  Fiscal year 2007 third quarter new orders increased 2% to $201.1 million (437 homes) compared with $196.8 million (410 homes) for the prior year period.

•                  Fiscal year 2007 third quarter net loss was $51.9 million ($2.81 per diluted share), including charges related to inventory impairments, goodwill and land deposits and pre-acquisition costs for abandoned projects of $45.9 million net of tax, compared to net income of $12.8 million ($0.68 per diluted share) for the prior year period.  Excluding charges for inventory impairments, goodwill and abandoned projects, adjusted net loss for the third quarter of fiscal year 2007 was $6.0 million ($0.32 per diluted share) (1).

•                  Excluding charges for inventory impairments, goodwill, abandoned projects and stock option expense, fiscal year 2007 third quarter adjusted EBITDA (2) decreased to ($5.0 million) compared with $25.1 million for the prior year period.

•                  The backlog at March 31, 2007 decreased 38% to $362.1 million (724 homes) compared with $588.0 million (1,298 homes) at March 31, 2006.

•                  The Company owns or controls approximately 11,850 building lots at March 31, 2007, which includes lots controlled though contracts and options on approximately 3,520 building lots.  At March 31, 2006, the Company owned or controlled approximately 19,000 building lots, of which approximately 10,050 were controlled through contracts and options.

•                  The Company’s cancellation rate of 20% for the quarter ended March 31, 2007 is consistent with its cancellation rate for the quarter ended March 31, 2006.

•                  The Company completed land sales across various regions in the quarter ended March 31, 2007 of $14.9 million, which were primarily attributable to the sale of a parcel of land in the southern region for approximately $13.6 million.  The Company recognized no land sales for the three months ended March 31, 2006.

Financial Highlights for the Nine Months Ended March 31, 2007:

•                  Fiscal year 2007 year-to-date residential property revenue decreased 24% to $443.8 million (1,044 homes) compared with $586.7 million (1,468 homes) for the prior year period.

•                  Fiscal year 2007 year-to-date new orders decreased 24% to $471.2 million (1,053 homes) compared with $621.5 million (1,360 homes) for the prior year period.

•                  Fiscal year 2007 year-to-date net loss was $55.5 million ($3.01 per diluted share), including charges related to inventory impairments, goodwill and land deposits and pre-acquisition costs for abandoned projects of $57.8 million net of tax, compared to net income of $36.0 million ($1.91 per diluted share) for the prior year period.  Excluding charges for inventory impairments, goodwill and abandoned projects, fiscal year 2007 year-to-date adjusted net income was $2.3 million ($0.12 per diluted share) (1).

•                  Excluding charges for inventory impairments, goodwill, abandoned projects and stock option expense, fiscal year 2007 year-to-date adjusted EBITDA (2) decreased to $17.9 million compared with $71.3 million for the prior year period.

•                  The Company experienced a cancellation rate of approximately 24% for the nine months ending March 31, 2007 compared with a cancellation rate of approximately 19% for the nine months ended March 31, 2006.

•                  The Company completed land sales in the nine months ended March 31, 2007 of $17.1 million, which were primarily attributable to the sale of a parcel of land in the southern region for approximately $13.6 million in the third quarter.  The Company recognized $1.4 million of land sales for the nine months ended March 31, 2006.

Impairment of Inventory and Goodwill and Abandoned Project Charges:

As a result of a various factors, including a decrease in anticipated absorption rates at various communities, slower than anticipated pace of new orders, increased uncertainty with respect to the sub-prime mortgage market, increased general mortgage underwriting standards, an increase in sales incentives and decreased homebuyer demand due to lower consumer confidence in the overall housing market, the Company recorded pre-tax charges in the current quarter related to inventory impairments of $47.3 million, abandoned projects of $10.7 million and goodwill of $16.3 million.  For the three months ended March 31, 2006, the Company recognized no amount for inventory impairments, $0.3 million for abandoned projects, and no amount for impairment of goodwill.

•                  For the quarter ended March 31, 2007, the Company recorded inventory impairments of $47.3 million on a pre-tax basis ($29.5 million net of tax), which consisted of impairments of $42.3 million to 18 communities, primarily in the western, northern, Florida and midwestern regions, and also in the southern region, as well as $5.0 million relating to model home inventory on 51 model homes in three of the Company’s regions.

•                  For the quarter ended March 31, 2007, the Company recorded charges for abandoned projects of $10.7 million on a pre-tax basis ($6.5 million net of tax), in connection with deposits on contracts that would yield approximately 1,300 lots across various regions.

•                  For the quarter ended March 31, 2007, the Company recorded charges for the impairment of goodwill of $16.3 million on a pre-tax basis ($10.0 million net of tax).  The goodwill impairments represented 100% of the goodwill related to the Realen Homes acquisition, due to declining market conditions in the midwestern and northern regions, and 100% of the goodwill related to the Masterpiece Homes acquisition, due to the declining market conditions in the Florida region.

Amendments to Revolving Credit Facility:

The Company obtained an amendment to its revolving credit facility that was executed on May 8, 2007, and is effective as of March 31, 2007.

•                  The Company’s liquidity was temporarily enhanced by increasing its borrowing base availability attributable to units not subject to a qualifying agreement of sale.  This increased borrowing base availability will generally be effective with respect to any borrowing base certificate filed and effective as of a date on or before August 31, 2007.  The Company’s liquidity at March 31, 2007 is $70.9 million, consisting of $48.9 million in available borrowing capacity and $22.0 million in cash (not including customer deposits).

•                  The amendment also includes adjustments to the Company’s required minimum consolidated tangible net worth, the maximum ratio of certain land owned but not subject to a qualifying agreement of sale to adjusted consolidated net worth, and the minimum debt service ratio covenants.  As a result of the amendment, the Company was in compliance with the covenants as of March 31, 2007.

Fiscal Year 2007 Guidance:

•                  The Company revises its fiscal year ending June 30, 2007 guidance with respect to revenue to $650 million to $670 million down from $690 million to $725 million.

•                  The Company revises its fiscal year ending June 30, 2007 guidance for diluted earnings per share to a net loss of $3.10 to $2.93 per share down from net income of $0.25 to $0.45 per share.

•                  Given the current uncertainty in the homebuilding industry, the Company will not be issuing guidance for Fiscal 2008 at this time.

Outlook

The unfavorable market conditions in the housing industry have negatively impacted the Company’s new order activity.   In addition, the increasing uncertainty with respect to the sub-prime mortgage market may further reduce demand for our homes and require the increased use of sales incentives to overcome negative buyer sentiment.  The Company believes that these unfavorable market conditions may continue to have a negative impact on new orders and new order pricing in the near term, thereby further reducing revenues, gross margins and net income.  The Company is responding to these unfavorable market conditions by reducing inventory levels through the use of sales incentives and emphasizing cost reductions to adjust for lower levels of production.  The Company also continues to evaluate the feasibility of its owned and controlled lot positions.

Orleans Homebuilders will hold its quarterly conference call to discuss fiscal year results to date on Thursday, May 10, 2007, at 10:00 a.m. Eastern Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the nine months ended March 31, 2007 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following fourteen distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Orlando, Palm Coast and Palm Bay, Florida; Chicago, Illinois; and Phoenix, Arizona.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Use of Non-GAAP Financial Information

(1)  Pursuant to the requirements of Regulation G, we have provided a reconciliation of adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to net income and earnings per share, the most directly comparable GAAP financial measures.  Adjusted net income and adjusted earnings per share represents net income and earnings per share excluding the effects of charges for inventory impairments, goodwill and abandoned projects.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of non-cash charges related to inventory impairments, goodwill and abandoned projects.

	Three	Nine
	Months	Months
	Ended	Ended
	3/31/2007	3/31/2007
	(in thousands,
	except per share amounts)
Reconciliation of net loss and earnings per share to net loss and earnings per share excluding charges for inventory impairments, goodwill and abandoned projects:

Reported net loss and earnings per share:
Reported net loss	$(51,898)	$(55,523)

Reported net loss per common share	$(2.81)	$(3.01)

Adjusted net loss and earnings per share:
Reported net loss	$(51,898)	$(55,523)
After tax charges for inventory impairments, goodwill and abandoned projects	$45,917	$57,808

Adjusted net income, excluding charges for inventory impairments, goodwill and abandoned projects	$(5,981)	$2,285

Adjusted net income per common share, excluding charges for inventory impairments, goodwill and abandoned projects	$(0.32)	$0.12

Basic shares outstanding	18,491	18,443
Common stock equivalents	—	182
Diluted shares outstanding	18,491	18,625

(2) Reconciliation of Adjusted EBITDA to net income (loss)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	3/31/2007	3/31/2006	3/31/2007	3/31/2006
	(in thousands)
Adjusted EBITDA	$(4,997)	$25,123	$17,880	$71,263
Inventory impairment	47,336	—	57,186	—
Goodwill impairment	16,334	—	16,334	—
Abandoned projects	10,664	331	20,272	1,255
Stock option expense	488	125	1,394	393
EBITDA	(79,819)	24,666	(77,306)	69,615
Income tax expense (benefit)	(32,218)	8,424	(34,543)	23,986
Interest	3,997	3,218	11,796	8,648
Depreciation and amortization	300	215	964	978
Net income (loss)	$(51,898)	$12,809	$(55,523)	$36,003

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  Adjusted EBITDA represents net earnings before inventory impairments, goodwill, abandoned project charges, stock option expense, interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes Adjusted EBITDA provides a meaningful measure of operating performance.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Earned revenues
Residential properties	$128,886	$207,843	$443,830	$586,718
Land sales and other income	17,108	2,072	24,395	7,489
	145,994	209,915	468,225	594,207
Costs and expenses
Residential properties	162,856	161,411	429,496	453,998
Land sales and other expense	17,136	1,407	22,257	5,781
Selling, general and administrative	33,784	25,864	90,204	74,439
Impairment of goodwill	16,334	—	16,334	—
Interest, net	—	—	—	—
	230,110	188,682	558,291	534,218

Income from operations before income taxes	(84,116)	21,233	(90,066)	59,989
Income tax expense	(32,218)	8,424	(34,543)	23,986

Net income available for common shareholders	$(51,898)	$12,809	$(55,523)	$36,003

Earnings per share:
Basic	$(2.81)	$0.69	$(3.01)	$1.94

Diluted	$(2.81)	$0.68	$(3.01)	$1.91

Weighted average number of shares:
Basic	18,491	18,445	18,443	18,514

Diluted	18,491	18,781	18,443	18,854

Orleans Homebuilders, Inc
Summary of Deliveries, New Orders and Backlog by Region
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
DELIVERIES
Northern Region
Homes	93	184	289	510
Dollars	$43,263	$90,105	$138,585	$239,303
Average Sales Price	$465	$490	$480	$469

Southern region
Homes	112	172	396	527
Dollars	$55,652	$71,445	$190,679	$210,328
Average Sales Price	$497	$415	$482	$399

Florida region
Homes	61	97	219	248
Dollars	$14,662	$24,359	$55,265	$60,086
Average Sales Price	$241	$251	$252	$242

Midwestern region
Homes	38	51	140	183
Dollars	$15,289	$21,934	$59,101	$77,001
Average Sales Price	$402	$430	$422	$421

Total
Homes	304	504	1,044	1,468
Dollars	$128,886	$207,843	$443,830	$586,716
Average Sales Price	$424	$412	$425	$400

NEW ORDERS
Northern Region
Homes	152	92	363	349
Dollars	$77,209	$52,267	$180,266	$191,509
Average Sales Price	$506	$568	$497	$549

Southern region
Homes	179	209	394	639
Dollars	$91,856	$100,027	$197,523	$288,994
Average Sales Price	$513	$479	$501	$452

Florida region
Homes	68	41	153	193
Dollars	$14,153	$13,889	$29,410	$62,952
Average Sales Price	$208	$339	$192	$326

Midwestern region
Homes	38	68	143	179
Dollars	$17,892	$30,581	$64,047	$78,074
Average Sales Price	$471	$450	$448	$436

Total
Homes	437	410	1,053	1,360
Dollars	$201,110	$196,764	$471,248	$621,529
Average Sales Price	$460	$480	$448	$457

	At March 31,	At March 31,
	2007	2006
BACKLOG
Northern Region
Homes	268	374
Dollars	$142,206	$202,727
Average Sales Price	$531	$542

Southern region
Homes	300	485
Dollars	$160,288	$236,957
Average Sales Price	$534	$489

Florida region
Homes	72	304
Dollars	$17,316	$89,068
Average Sales Price	$241	$293

Midwestern region
Homes	84	135
Dollars	$42,284	$59,296
Average Sales Price	$503	$439

Total
Homes	724	1,298
Dollars	$362,094	$588,048
Average Sales Price	$500	$453

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	March 31,	June 30,
	2007	2006

Cash and cash equivalents	$12,674	$15,964
Restricted cash — due from title company	9,341	25,304
Residential properties	245,385	272,068
Land and improvements	543,319	544,574
Inventory not owned	56,044	117,073
Deferred tax asset	21,908	—
Land deposits and costs of future developments	12,888	26,862
Total assets	944,498	1,060,503
Obligations related to inventory not owned	47,406	103,636
Mortgage obligations secured by real estate	492,120	422,608
Subordinated notes	105,000	105,000
Other notes payable	827	5,885
Shareholders’ equity	237,051	291,942

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